Exhibit 10.11

BY EMAIL	May 1, 2017
Owen Hughes

Dear Owen,

On behalf of Cullinan Management, Inc. (hereinafter referred to as the “Company”), I am pleased to set forth the terms of your employment with the Company, should you accept our offer:

1.        You will be employed to serve as Chief Executive Officer of the Company, reporting to the Company’s Board of Directors and responsible for such duties as are consistent with such position, plus such other duties as may from time to time be assigned to you by the Board of Directors. You shall also serve as a member of the Company’s Board of Directors. While you shall devote substantially all your business time and efforts to the Company, it is agreed and acknowledged that in the future you may also spend a limited portion of your business time assisting MPM Capital and its affiliated funds and companies. You agree to abide by the rules, regulations, instructions, personnel practices and policies of the Company and any changes therein that may be adopted from time to time by the Company. We would of course like your state date to be as soon as possible; in any event, your start date shall be no later than July 1,2017.

2.        Your base salary will be at the monthly rate of $37,500.00 per month (annualized to $450,000.00), less all applicable taxes and withholdings, to be paid in installments, in accordance with the Company’s regular payroll practices. Such base salary may be adjusted from time to time in accordance with normal business practice and in the sole discretion of the Company.

3.        Following the end of each fiscal year and subject to the approval of the Company’s Board of Directors, you will be eligible for a retention and performance bonus of up to 30% of your base salary, based on your individual performance and the Company’s performance during the applicable fiscal year, as determined by the Board in its sole discretion in accordance with certain milestones to be mutually agreed upon between you and the Board each year. You must be an active employee of the Company on the date any bonus is distributed in order to be eligible for and to earn a bonus award, as it also serves as an incentive to remain employed by the Company.

4.        Subject to the terms and conditions thereof and all eligibility requirements, you may participate in any and all benefit programs that the Company establishes and makes available to its employees from time to time. You will also be eligible for vacation in accordance with the Company’s vacation policy. The benefit programs made available by the Company, and the rules, terms and conditions for participation in such benefit programs, may be changed by the Company at any time without advance notice. You will be indemnified to the fullest extent of the law under the Company’s constituent documents. If your employment is terminated by the Company without Cause, and provided you enter into a release of claims in a form provided by the Company, you will be eligible to receive as severance pay six months of your base salary. Such severance pay (less all applicable taxes and withholdings) will be paid ratably in accordance with the Company’s regular payroll practices beginning on the Company’s first regular payroll cycle after the Release Agreement becomes effective.

“Cause” shall mean any of the following: (i) dishonesty, embezzlement, misappropriation of assets or property of the Company; (ii) negligence, misconduct, neglect of duties, theft, fraud, or breach of fiduciary duty to the Company; (iii) failure to perform adequately your role at the Company, as determined in good faith by the Board of Directors; (v) material breach of any agreement with the Company; and (vi) the conviction of a felony, or any crime involving moral turpitude.

5.        Subject to the approval of the Board of Directors of Cullinan Pharmaceuticals LLC (the “LLC”), the LLC will grant you incentive units (the “Units”) under the LLC’s Profits Interest Plan (the “Plan”) equating to an ownership interest entitling you to 3.9% of the distributions made by the LLC with respect to the Common Units of the LLC in excess of the strike price associated with your Units, up to an aggregate initial seed and Series A equity investment of $150-200MM. The strike price of each Unit will be determined by the LLC’s Board of Directors on the date such Units are granted and shall be equal to the amount that would be distributed in respect of a Common Unit of the LLC in a hypothetical liquidation of the LLC on the date of issuance of such Unit. The Units will be evidenced in writing by, and subject to the terms of the Plan and a Unit Grant Agreement provided by the LLC, which agreement will specify monthly vesting over four (4) years with a one (1) year cliff.

6.        In each instance in which an “asset subsidiary” is formed and invested in by the LLC, your equity grant target (at the time of the initial financing by the LLC) will be 2% of such asset subsidiary’s fully-diluted capitalization; for the avoidance of doubt, your equity grant may in some cases be lower (e.g., depending on how much equity needs to be allocated to founders, universities and the like). Such equity grant will be evidenced in writing, which agreement will specify monthly vesting over four (4) years with a one (1) year cliff.

7.        You will be required to execute the Company’s standard form of Employee Invention, Non-Disclosure and Non-Solicitation Agreement (the “Employee Agreement”) as a condition of your employment.

8.        You represent that you are not bound by any employment contract, restrictive covenant or other restriction preventing you from entering into employment with or carrying out your responsibilities for the Company, or which is in any way inconsistent with the terms of this letter.

9.        This letter shall not be construed as an agreement, either expressed or implied, to employ you for any stated term, and shall in no way alter the Company’s policy of employment at will, under which both you and the Company remain free to terminate the employment relationship for any reason, with or without cause, at any time, and with or without notice. Similarly, nothing in this letter shall be construed as an agreement, either express or implied, to pay you any compensation or grant you any benefit beyond the end of your employment with the Company, except to the extent specifically set forth above.

10.        If you agree with the employment provisions of this letter, please sign the enclosed duplicate of this letter in the space provided below and return it to me along with a signed copy of the Employee Agreement.

Very Truly Yours,

/s/ Ansbert Gadicke

Ansbert Gadicke

Director

Cullinan Management Inc.

The foregoing correctly sets forth the terms of my at-will employment by Cullinan. I am not relying on any representations other than those set forth above.

By: /s/ Owen Hughes

Name: Owen Hughes

Date: May 2, 2017